Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS THIRD QUARTER 2016 U.S. GAAP NET EARNINGS OF $0.39 PER DILUTED SHARE, OR $0.78 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

NARROWS FULL YEAR GUIDANCE RANGE

Auburn Hills, Michigan, October 27, 2016 – BorgWarner Inc. (NYSE: BWA) today reported third quarter results.

Third Quarter Highlights:

•	U.S. GAAP net sales of $2,214 million, up 17.5% compared with third quarter 2015.

◦	Excluding the impact of foreign currencies and the Remy acquisition, net sales were up 6.1% compared with third quarter 2015.

•	U.S. GAAP net earnings of $0.39 per diluted share.

◦
Excluding the $(0.39) per diluted share related to non-comparable items (detailed in the table below), net earnings were $0.78 per diluted share, of which $0.02 per diluted share were contributed by the Remy acquisition.

•	U.S. GAAP operating income of $150 million.

◦
Excluding the $115 million of pretax expenses related to non-comparable items, operating income was $265 million, of which $7 million was contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income was 12.0% of net sales. Excluding the impact of non-comparable items and the Remy acquisition operating income was 12.9% of net sales.

Full Year 2016 Guidance: The company has narrowed its 2016 full year net sales and net earnings guidance range. Net sales growth is expected to be within a range of 15.2% to 16.0% compared with 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales growth is expected to be within a range of 4.3% to 4.8%. Net earnings are expected to be within a range of $3.24 to $3.28 per diluted share, of which approximately $0.12 per diluted share are expected to be contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income, as a percentage of net sales, is expected to be above 12%. Excluding the impact of non-comparable items and the Remy acquisition, operating income, as a percentage of net sales, is expected to be above 13%.

Fourth Quarter 2016 Guidance: Fourth quarter 2016 net sales growth is expected to be within a range of 14.3% to 17.8% compared with fourth quarter 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales growth is expected to be within a range of 3.0% to 5.0%. Net earnings are expected to be within a range of $0.82 to $0.86 per diluted share, of which approximately $0.02 per diluted share are expected to be contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income, as a percentage of net sales, is expected to be above 12%. Excluding the impact of non-comparable items and the Remy acquisition, operating income, as a percentage of net sales, is expected to be above 13%.

Financial Results: Net sales were $2,214 million in third quarter 2016, up 17.5% from $1,884 million in third quarter 2015. Net earnings in third quarter 2016 were $83 million, or $0.39 per diluted share, compared with $157 million, or $0.70 per diluted share, in third quarter 2015. Net earnings in third quarter 2016 included non-comparable items of $(0.39) per diluted share. Net earnings in the third quarter 2015 included net non-comparable items of $(0.03) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies was negligible in third quarter 2016 compared with the third quarter 2015.

For the first nine months of 2016, net sales were $6,812 million, up 15.5% from $5,900 million in the first nine months of 2015. Net earnings in the first nine months of 2016 were $412 million, or $1.90 per diluted share, compared with $484 million, or $2.14 per diluted share, in the first nine months of 2015. Net earnings in the first nine months of 2016 included net non-comparable items of $(0.52) per diluted share. Net earnings in the first nine months of 2015 included net non-comparable items of $(0.12) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $71 million and decreased net earnings by approximately $0.03 per diluted share in the first nine months of 2016 compared with the first nine months of 2015.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	Third Quarter			First Nine Months
	2016	2015	*	2016	*	2015

U.S. GAAP	$0.39	$0.70		$1.90		$2.14

Non-comparable items:
Asset impairment expense	0.37	—		0.36		—
Restructuring expense	—	0.04		0.10		0.16
Contract expiration gain	—	—		(0.02)		—
Merger and acquisition expense	0.03	0.02		0.09		0.02
Gain on previously held equity interest	—	—		—		(0.05)
Tax adjustments	(0.01)	(0.02)		(0.02)		(0.01)

Non – U.S. GAAP	$0.78	$0.73		$2.42		$2.26

*Column does not add due to rounding

Net cash provided by operating activities was $593 million in the first nine months of 2016 compared with $470 million in the first nine months of 2015. Investments in capital expenditures, including tooling outlays, totaled $355 million in the first nine months of 2016, compared with $419 million in the first nine months of 2015. Balance sheet debt increased by $65 million and cash decreased by $59 million at the end of third quarter 2016 compared with the end of 2015. The company's net debt to net capital ratio was 35.6% at the end of third quarter 2016 compared with 35.2% at the end of 2015.

Engine Segment Results: Engine segment net sales were $1,359 million in third quarter 2016 compared with $1,309 million in third quarter 2015. Excluding the impact of foreign currencies, net sales were up 3.8% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $218 million in third quarter 2016. Excluding the impact of foreign currencies, Adjusted EBIT was $218 million, up 2.8% from third quarter 2015.

Drivetrain Segment Results: Drivetrain segment net sales were $866 million in third quarter 2016 compared with $584 million in third quarter 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales were up 11.4% from the prior year’s quarter. Adjusted EBIT was $87 million in third quarter 2016. Excluding the impact of foreign currencies, and the Remy acquisition, Adjusted EBIT was $81 million, up 14.3% from third quarter 2015.

Recent Highlights:

•
BorgWarner has agreed to sell its REMY light vehicle aftermarket business to an investor group led by Torque Capital Group. The business employs a total of approximately 3,000 people. The purchase price of the transaction is approximately $80 million, subject to customary adjustment. Completion of the transaction is expected in the fourth quarter, subject to the satisfaction of customary closing conditions.

•
The company provides its latest variable turbine geometry (VTG) turbocharging technology for a wide range of Euro 6 diesel engines used for numerous Hyundai and Kia models of the Hyundai Motor Company worldwide.

•
BorgWarner supplies clutch modules for Hyundai’s 8-speed automatic front-wheel drive transmission. The transmission debuted on the 2016 Kia K7 (known as the Cadenza in the United States) and Hyundai Aslan sedans, built for markets around the world.

•
BorgWarner produces its latest multi-segment friction plate technology for all six clutch positions in Ford’s new 10-speed automatic transmission. Launched in the 2017 F-150 Raptor pickup truck, the new transmission will drive multiple Ford rear-wheel drive vehicles.

•
BorgWarner supplies the first combination of its variable cam timing (VCT) technologies, including its patented cam torque actuated (CTA) phasers with mid-position lock and integrated center bolt, for Hyundai’s improved Lambda II V-6 engines. The 3.0- to 3.8-liter gasoline engines debuted in the 2016 Hyundai Genesis EQ900, G90, G80 and Aslan as well as the Kia K7.

At 9:30 a.m. ET today, a brief conference call concerning third quarter 2016 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 72 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,”  “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: the failure to complete or receive the anticipated benefits from BorgWarner’s acquisition of Remy International Inc. ("Remy"), the possibility that the parties may be unable to successfully integrate Remy’s operations with those of BorgWarner, that such integration may be more difficult, time-consuming or costly than expected, revenues following the transaction may be lower than expected, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, or suppliers) may be greater than expected following the transaction; the retention of key employees at Remy may not be achieved; fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$2,214.2	$1,884.0	$6,812.0	$5,900.1
Cost of sales	1,743.1	1,485.8	5,379.9	4,643.9
Gross profit	471.1	398.2	1,432.1	1,256.2

Selling, general and administrative expenses	209.7	148.0	600.4	483.6
Other expense, net	111.1	13.1	147.8	33.4
Operating income	150.3	237.1	683.9	739.2

Equity in affiliates’ earnings, net of tax	(12.4)	(8.7)	(31.6)	(28.3)
Interest income	(1.6)	(2.0)	(4.7)	(5.3)
Interest expense and finance charges	22.4	15.0	65.1	42.6
Earnings before income taxes and noncontrolling interest	141.9	232.8	655.1	730.2

Provision for income taxes	48.8	66.9	213.4	219.2
Net earnings	93.1	165.9	441.7	511.0

Net earnings attributable to the noncontrolling interest, net of tax	9.8	8.5	29.9	26.6
Net earnings attributable to BorgWarner Inc.	$83.3	$157.4	$411.8	$484.4

Earnings per share — diluted	$0.39	$0.70	$1.90	$2.14

Weighted average shares outstanding — diluted	213.766	225.991	216.189	226.565

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Capital expenditures, including tooling outlays	$120.1	$133.8	$354.8	$418.8

Depreciation and amortization	$97.8	$78.3	$291.2	$236.3

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Engine	$1,359.3	$1,308.9	$4,202.7	$4,102.8
Drivetrain	865.9	583.7	2,640.5	1,821.8
Inter-segment eliminations	(11.0)	(8.6)	(31.2)	(24.5)
Net sales	$2,214.2	$1,884.0	$6,812.0	$5,900.1

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Engine	$218.2	$211.9	$686.4	$670.3
Drivetrain	86.9	70.3	263.5	213.4
Adjusted EBIT	305.1	282.2	949.9	883.7
Asset impairment expense	106.5	—	106.5	—
Restructuring expense	1.3	9.3	26.9	41.3
Merger and acquisition expense	5.9	3.9	18.9	3.9
Contract expiration loss (gain)	1.3	—	(6.2)	—
Gain on previously held equity interest	—	—	—	(10.8)
Corporate, including equity in affiliates' earnings and stock-based compensation	27.4	23.2	88.3	81.8
Interest income	(1.6)	(2.0)	(4.7)	(5.3)
Interest expense and finance charges	22.4	15.0	65.1	42.6
Earnings before income taxes and noncontrolling interest	141.9	232.8	655.1	730.2
Provision for income taxes	48.8	66.9	213.4	219.2
Net earnings	93.1	165.9	441.7	511.0
Net earnings attributable to the noncontrolling interest, net of tax	9.8	8.5	29.9	26.6
Net earnings attributable to BorgWarner Inc.	$83.3	$157.4	$411.8	$484.4

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2016	December 31, 2015
Assets

Cash	$518.7	$577.7
Receivables, net	1,764.0	1,665.0
Inventories, net	687.2	723.6
Prepayments and other current assets	147.5	168.9
Assets held for sale	171.8	—
Total current assets	3,289.2	3,135.2

Property, plant and equipment, net	2,518.5	2,448.1
Other non-current assets	3,199.6	3,242.4
Total assets	$9,007.3	$8,825.7

Liabilities and Equity

Notes payable and other short-term debt	$525.4	$441.4
Accounts payable and accrued expenses	1,763.2	1,866.4
Income taxes payable	61.2	49.4
Liabilities held for sale	95.3	—
Total current liabilities	2,445.1	2,357.2

Long-term debt	2,089.9	2,108.9
Other non-current liabilities	681.6	728.1

Total BorgWarner Inc. stockholders’ equity	3,709.9	3,553.7
Noncontrolling interest	80.8	77.8
Total equity	3,790.7	3,631.5
Total liabilities and equity	$9,007.3	$8,825.7

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2016	2015
Operating
Net earnings	$441.7	$511.0
Asset impairment expense	106.5	—
Depreciation and amortization	291.2	236.3
Restructuring expense, net of cash paid	12.0	19.9
Gain on previously held equity interest	—	(10.8)
Deferred income tax provision	0.7	26.8
Other non-cash items	5.0	21.7
Net earnings adjusted for non-cash charges to operations	857.1	804.9
Changes in assets and liabilities	(264.0)	(334.7)
Net cash provided by operating activities	593.1	470.2

Investing
Capital expenditures, including tooling outlays	(354.8)	(418.8)
Proceeds from sale of business, net of cash divested	5.4	—
Proceeds from asset disposals and other	7.0	3.4
Payment for business acquired, net of cash acquired	—	(12.6)
Net cash used in investing activities	(342.4)	(428.0)

Financing
Net increase (decrease) in notes payable	51.6	(531.0)
Additions to long-term debt, net of debt issuance costs	4.6	1,027.5
Repayments of long-term debt, including current portion	(16.6)	(22.4)
Proceeds from interest rate swap termination	8.9	—
Payments for purchase of treasury stock	(250.0)	(130.3)
Proceeds from stock-based compensation items	0.9	2.0
Dividends paid to BorgWarner stockholders	(83.8)	(87.9)
Dividends paid to noncontrolling stockholders	(25.7)	(18.4)
Net cash (used in) provided by financing activities	(310.1)	239.5

Effect of exchange rate changes on cash	0.4	(46.2)

Net (decrease) increase in cash	(59.0)	235.5

Cash at beginning of year	577.7	797.8
Cash at end of period	$518.7	$1,033.3